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                                                                     EXHIBIT 99

[LANCE LOGO]                                        Lance, Inc.
                                                    P.O. Box 32368
                                                    Charlotte, NC 28232-2368 USA
                                                    Phone: 704-554-1421

For Immediate Release

                   LANCE, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

         CHARLOTTE, N.C., July 14, 1998-- The Board of Directors of Lance, Inc., (Nasdaq: LNCE), today adopted a Preferred Shares Rights Agreement, designed to protect all of Lance's stockholders and insure that they receive fair and equal treatment in the event of a takeover of the Company and to guard against partial tender offers and other abusive takeover tactics.

         Paul A. Stroup, III, President, Chief Executive Officer and a director of Lance, stated, "The Rights Agreement will not prevent a takeover of Lance but should encourage anyone seeking to acquire the Company to negotiate directly with Lance's Board of Directors prior to attempting a takeover. The Rights are intended to provide an appropriate and reasonable means of safeguarding the interests of all Lance stockholders and to enable all of Lance's stockholders to realize the long-term value of their investment in the Company."

         Under the Rights Agreement, each common stockholder of record at the close of business on August 3, 1998, will automatically receive a distribution of one Right for each share of Lance Common Stock held. In addition, one Right will be delivered with each share of Common Stock issued after August 3, 1998. The rights distribution is not taxable to the stockholders or the Company, has no dilutive effect, will not affect Lance's reported earnings per share and will not change the way in which Lance shares are traded.

         If a person or group, excluding the Van Every Family, acquires 20% or more of Lance's outstanding Common Stock, or commences a tender or exchange offer that results in such level of ownership, each Right (other than the Rights owned by such person or group, which become
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void) will entitle its holder to purchase for an exercise price of $100,
1/100th of a share of the Company's Series A Junior Participating Preferred Stock. Each fractional Preferred Share will have economic and voting terms similar to those of one share of Lance Common Stock.

         In determining the 20% ownership under the Rights Agreement, holdings of Lance Common Stock by members of the Van Every Family are excluded except for holdings of a member of the Van Every Family who is acting together with an outside person. Members of the Van Every Family hold approximately 42% of the outstanding Lance Common Stock.

         In addition, if a person or group, excluding the Van Every Family, acquires 20% or more of Lance's outstanding Common Stock and Lance either merges into another entity, another entity merges into Lance, or Lance sells 50% or more of its assets or earning power to another entity, each Right (other than those owned by the acquiror, which become void) will entitle its holder to purchase, for the exercise price of $100, the number of shares of Lance Common Stock (or shares of the class of stock of the surviving entity which has the greatest voting power) which has a value equal to twice the exercise price.

         The Board of Directors may also redeem the Rights at a price of $0.01 per right at any time prior to a specified period of time after a person or group, excluding the Van Every Family, becomes the owner of 20% or more of the Company's Common Stock. The Rights will expire on July 14, 2008, unless redeemed earlier.

         Additional details of the Preferred Shares Rights Agreement will be outlined in a letter that will be mailed to Lance's stockholders on or about August 3, 1998.

         Lance, Inc. manufactures, markets and distributes snack foods throughout most of the United States.


CONTACTS:
         B. Clyde Preslar, Vice President of Finance and Chief Financial Officer
         (704) 554-5540
         James C. Melton, Corporate Controller (704) 556-5792



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